Exhibit 99.1

Large Scale Biology Corporation (LSBC) Reports
Financial Results for Fourth Quarter 2004

VACAVILLE, CALIFORNIA, February 7, 2005 – Large Scale Biology Corporation (Nasdaq:LSBC) today reported results for the fourth quarter of 2004.

LSBC’s net loss on a GAAP basis was $4.9 million, or $0.16 per share, for the fourth quarter of 2004 compared to a GAAP net loss of $7.1 million, or $0.28 per share, for the fourth quarter of 2003.  The net loss for 2003 included charges of $1.9 million for asset impairment and $0.3 million for severance benefits associated with the shutdown of the Germantown, Maryland, facility.  Sequentially, the GAAP net loss for the third quarter of 2004 was $4.2 million, or $0.13 per share.

For the full year 2004, LSBC’s GAAP net loss was $17.5 million, or $0.58 per share, compared to a GAAP net loss of $25.3 million, or $0.99 per share, for 2003.  The net loss for 2003 included charges of $5.0 million consisting of $3.6 million for asset impairment and $1.4 million for severance benefits.

Revenues for 2004 were $1.8 million, a decrease of $1.8 million from 2003.  Included in 2003 revenues were $2.1 million of revenues associated with the fee-for-service proteomics business, which LSBC exited in the fourth quarter of 2003.

Total operating costs and expenses on a GAAP basis were $19.3 million for 2004, a decrease of $9.8 million, or 34%, from $29.0 million in 2003.  Included in 2003 operating expenses were $5.0 million for the aforementioned asset impairment and severance benefits.

Large Scale Biology Corporation ended the quarter with approximately $1.1 million in cash and cash equivalents.

LSBC President and CEO Kevin J. Ryan said, “2004 was a challenging year in which we moved ahead on several key fronts. Our Predictive Diagnostics subsidiary has been successful in broadening its technology applications. Significant expense reduction was represented by the exit of the Maryland facility. The HPV vaccine program with the University of Louisville moves forward as does our Wolman Disease lysosomal acid lipase product in conjunction with the University of Cincinnati Children’s Hospital. Negotiations on two key molecules and discussions continue for exclusive sector rights to our base technology GENEWARE®.”

Fourth quarter 2004 and current highlights included:

•

LSBC secured a $2.9 million loan for further development and commercialization of LSBC’s technologies for plant-made pharmaceuticals and enhancement of collaborative programs between the University of Kentucky (UK) and LSBC.

•

LSBC was awarded a biowarfare defense research program grant to expand the Company’s participation in the national biowarfare defense initiatives. The $1 million award will be used to develop more effective candidate products for prevention and treatment of biowarfare related illnesses.

LSBC will host a conference call on February 7, 2005, at 2:00 p.m. (Pacific).  This call is open to the public and will be hosted by Kevin J. Ryan, President and Chief Executive Officer and Ronald J. Artale, Senior Vice President, Chief Operating Officer and Chief Financial Officer.  To participate in this conference call in the U.S./Canada, dial (877) 337-8496, or outside the U.S., dial (706) 679-5296. The conference identification number is 3521839.  A replay of the call will be available until 11:59 p.m. (Eastern), February 10, 2005, starting two hours after the call. For replay in the U.S./Canada, dial (800) 642-1687; outside of the U.S., dial (706) 645-9291; then enter the conference identification number 3521839.  The call will also be webcast live over the internet by CCBN.  To access this broadcast, please go to the Company’s website at www.lsbc.com. If you are unable to participate during the live webcast, the call will be archived on the LSBC web site through February 10, 2005.

About Large Scale Biology Corporation
Large Scale Biology uses its proprietary gene expression, molecular engineering and bioprocessing technologies to develop and manufacture therapeutic and industrial proteins, vaccines and diagnostic products for effective characterization and treatment of disease.  Corporate offices, R&D laboratories and Predictive Diagnostics Inc. are headquartered in Vacaville, California, and the Company’s commercial-scale biomanufacturing facility is located in Owensboro, Kentucky. For more information about Large Scale Biology Corporation, visit the Company’s website at www.lsbc.com.

This news release contains forward-looking statements within the meaning of federal securities laws and are subject to the safe harbors under these laws.  Any statements that refer to expectations, projections, or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements involve risks, uncertainties and situations that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by these statements, including our ability to obtain additional capital to fund our ongoing operations, our dependence upon and our ability to enter into and maintain successful relationships with collaboration partners, creation of demand for products incorporating or made using our technologies, our ability to improve and keep our technologies competitive, delays or issues which may arise in securing FDA approval for certain products we develop, the actual clinical efficacy of such products, our ability to manage costs in ways that preserve our product pipeline and technology base and the requirement for substantial funding to conduct research and development and to expand commercialization activities.  We cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this release. For a further list and description of such risks and uncertainties, see LSBC’s reports filed with the Securities and Exchange Commission, including Forms 10-K and 10-Q. Except as required by law, we do not undertake to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

GENEWARE®, LSBC™ and our logo are trademarks of Large Scale Biology Corporation.

Large Scale Biology Corporation
Condensed Consolidated Statements of Operations
Unaudited
(In thousands, except per share amounts)

	Three Months Ended Dec. 31,		Year Ended Dec. 31,

	2004	2003	2004	2003

Revenues	$563	$621	$1,767	$3,570

Costs and expenses:
Development agreements	594	1,275	2,263	4,720
Research and development	2,465	2,750	9,288	11,511
General and administrative	2,407	1,867	7,732	9,159
Impairment of property	—	1,900	—	3,598
Amortization of purchased intangibles	—	—	—	52

Total costs and expenses	5,466	7,792	19,283	29,040

Loss from operations	(4,903)	(7,171)	(17,516)	(25,470)
Interest income, net	2	26	49	177

Net loss	$(4,901)	$(7,145)	$(17,467)	$(25,293)

Net loss per share - basic and diluted	$(0.16)	$(0.28)	$(0.58)	$(0.99)

Weighted average shares outstanding- basic and diluted	31,334	25,859	30,277	25,619

Large Scale Biology Corporation
Condensed Consolidated Balance Sheets
Unaudited
(In thousands)

	December 31, 2004	December 31, 2003

Assets
Current assets:
Cash and marketable securities	$1,112	$7,737
Other current assets	654	971

Total current assets	1,766	8,708
Property, plant, and equipment, net	7,798	8,628
Intangible and other assets, net	2,853	3,644

	$12,417	$20,980

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$1,102	$1,545
Current portion of long-term debt	—	52
Deferred revenue and customer advances	28	147

Total current liabilities	1,130	1,744
Long-term debt	1,000	209
Accrued stock compensation	898	708

Total liabilities	3,028	2,661
Stockholders’ equity	9,389	18,319

	$12,417	$20,980